AUTHORIZATION LETTER

February 2, 2009
Securities and Exchange Commission
100 F Street, N.E.,
Washington, DC 20549

Attn:  Filing Desk

To Whom It May Concern:

By means of this letter the undersigned authorizes Michael J. Condron and Thomas
J. Hannon of CareGuide, Inc. and Aaron J. Velli, Darren K. DeStefano, Brian F. Leaf and Courtney A. Roche of Cooley Godward Kronish LLP, or any of them individually, to sign on behalf of the undersigned all forms required under
Section 16(a) of the Securities Exchange Act of 1934, as amended, relating to transactions involving the stock or derivative securities of CareGuide, Inc. (the "Company"). Any of these individuals is accordingly authorized to sign any Form 3, Form 4, Form 5 or amendment thereto which the undersigned is required to file with the same effect as if the undersigned had signed them itself.
This authorization shall remain in effect until revoked in writing by me.
Yours truly,

Psilos/CareGuide Investment, L.P.

By:  Psilos Group Investors III, L.L.C.,
its General Partner

By:	/s/ Albert S. Waxman
Name:	Albert S. Waxman, Ph.D.
Title:	Senior Managing Member